EXHIBIT 21.1

EXAR CORPORATION

LIST OF SUBSIDIARIES

1.	Micro Power Systems, Inc. (a California corporation).

2.	Exar IC Canada Corporation (a Canadian corporation).

3.	Exar SARL (a French limited liability corporation).

4.	Exar GMBH (a German corporation).

5.	Exar Srl (an Italian corporation).

6.	Exar Japan Corporation (a Japanese corporation).

7.	Exar Korea Co. Ltd. (a Korean limited liability corporation).

8.	Exar Malaysia SDN BHD (a Malaysian limited liability corporation).

9.	Exar Ltd. (a United Kingdom limited liability corporation).

10.	Exar (Hangzhou)Information Technology Co., Ltd. Beijing Branch.

11.	Exar (Hangzhou) Information Technology Co., Ltd. Shanghai Branch.

12.	Exar (Delaware) Corporation Shenzhen Representative Office.

13.	Exar (Delaware) Corporation Taiwan Branch Office.

14.	Exar (Hangzhou) Information Technologies Co., Ltd. (a People’s Republic of China limited liability corporation).

15.	Exar Corporation Hong Kong Branch office.

16.	Galazar Networks Inc.

17.	Neterion Corporation.